                                 EXHIBIT 10.11


                   EXPLORATION AND PURCHASE OPTION AGREEMENT


         THIS OPTION AGREEMENT ("Agreement") made effective as of the 1st day of September, 1993, by and between those persons whose names and addresses are shown on EXHIBIT A attached hereto and made a part hereof (individually an "Owner" and collectively the "Owners') and ST. MARY MINERALS INC., a Colorado corporation, whose address is 1776 Lincoln Street, Denver, Colorado 80203 (hereinafter referenced to as "St. Mary");

         WHEREAS, Owners are the owners of certain patented mining claims and millsites situate in Montrose County, Colorado, herein referred to as "the Property," and more particularly described on EXHIBIT B attached hereto and made a part hereof; and

         WHEREAS, St. Mary desires to carry out exploration work and to acquire an option to purchase the Property,

         WHEREAS, Owners desire to make the Property available for the conduct by St. Mary of certain mineral exploration work thereon and to grant St. Mary the option to purchase the Property,

         NOW THEREFORE, in consideration of Ten Dollars ($10.00) in hand paid to Owners, the receipt and sufficiency of which are hereby acknowledged, and further in consideration of the mutual covenants, agreements, and promises herein contained, the parties agree as follows:

1. OPTION. Owners grant to St. Mary during the term of this Agreement the sole and exclusive option (the "Option") to purchase the Property, together with all appurtenances and water rights incident thereto and all improvements and personal property thereon, free and clear of all liens and encumbrances, for a total purchase price of Three Hundred Fifty Thousand Dollars ($350,000.00). St. Mary shall be entitled to a credit against the purchase price for all amounts paid under the provisions of Section 7. The balance will be payable within thirty (30) days after St. Mary gives notice that it elects to exercise the Option.

2. OPTION EXERCISE. St. Mary's option to purchase the Property shall be exercisable by delivery to Owners of notice of its option exercise. Within thirty (30) days of such notice, Owners shall deliver one or more general warranty deeds conveying the Property to St. Mary, and St. Mary shall pay to Owners the unpaid balance of the purchase price. The deeds shall be in the form of Exhibit C attached hereto. Owners agree to execute such other documents and perform such other acts as St. Mary may reasonably require to affect the transfer of complete title of the Property to St. Mary. All recording fees shall be paid by St. Mary.

3. SPECIFIC PERFORMANCE. In addition to the standard remedies available by law to any party in the event of a breach of this agreement, Owners and St. Mary hereby agree that St. Mary shall be entitled to the remedy of specific performance with respect to its option exercise rights. The availability of the remedy of specific performance is expressly provided in lieu of escrow provisions, originally proposed by St. Mary but deleted at the request of Owners, pursuant to which Owners would have executed and delivered general warranty deeds to an escrow agent at the time this agreement was made.


4. EXCLUSIVE POSSESSION. St. Mary shall have the exclusive possession of the Property during the term of this Agreement.

5.       TITLE.

         (a) Owners warrant that they are in possession of the Property, that they have the right to enter into this Agreement, that they know of no other person claiming any interest in the Property or the ground covered thereby, and that the Property is free from all liens and encumbrances, except liens for property taxes not yet due and payable.

    Owners further warrant to St. Mary the quiet enjoyment of the Property and the right to explore, develop, and mine the same.

         (b) Owners warrant and will defend title of the property against all persons whomsoever.

         (c) At St. Mary's request, Owners shall take all action necessary (including judicial proceedings) to remove any cloud from or cure any title defect to the Property. (Note: Owners shall have no obligation to St. Mary to cure surface disturbances resulting from prior mining activities.) If Owners fail or refuse to take any such action, St. Mary may take any such action in Owners' name. Owners agree to cooperate with St. Mary in any such action taken. If the United States or any third person attacks the validity of any of the patented mining claims included in the Property for any reason, St. Mary shall have no obligation to defend the validity of the claim.

         (d) St. Mary shall not be estopped to deny the validity of Owners' title.

6. UNDIVIDED INTEREST. The interest in the Property claimed by each Owner is set forth in Exhibit A. Any representation or warranty of title made by any Owner shall apply only to the interest set forth in Exhibit A.

7.       OPTION PAYMENTS.

         (a) Concurrent with the execution of this Agreement by Owners, St. Mary has made an option payment to Owners in the amount of $ 10,000, receipt of which is hereby acknowledged by Owners.

         (b) St. Mary shall pay to Owners further option payments on or before the dates and in the amounts as follows:

              March 1, 1994                        20,000

              September 1, 1994                    20,000

              September 1, 1995                    50,000

              September 1, 1996                   100,000

              September 1, 1997                   150,000
                                                 --------

                                                 $340,000

8. MANNER OF FURTHER OPTION PAYMENTS. St. Mary shall make all further option payments due Owners hereunder by check which shall be made payable to Owners in the percentage shares set forth in Exhibit A and mailed to the respective addresses shown in Exhibit A.

9.       OPERATIONS.

         (a) SCOPE. During the term of this Agreement, St. Mary shall have free and unrestricted access to the Property, and shall have the right and privilege of conducting exploratory investigations and prospecting for mineral deposits on the Property, effective during the life of the Option, and that prospecting shall include, but not be limited to, soil testing, geophysical surveys, core drilling, shaft sinking, tunnel and mine building and the removal of ore for testing purposes but not removal of ore for sale. St. Mary shall have the right to erect and maintain upon the Property any improvements, structures or facilities including mines, shafts and tunnels as may be necessary or convenient for the conduct of its operations.

         (b) STANDARDS OF OPERATION. St. Mary shall conduct all operations on the Property in a good and workmanlike manner and in accordance with accepted mining practice.

         (c) COMPLIANCE WITH LAW; RECLAMATION: St. Mary shall endeavor in good faith to comply with applicable provisions of federal, state and local laws and regulations, as required by the operating permits issued to St. Mary by these agencies under which St. Mary shall conduct its operations. If this Agreement is terminated, St. Mary shall reclaim only those portions of the Property disturbed by its operations, and in compliance with all applicable governmental laws, regulations and orders. St. Mary shall have the right, without payment of any additional consideration to Owners, to enter upon the Property subsequent to termination of this Agreement for purposes of performing such reclamation work. Owners shall be notified prior to St. Mary re-entering the Property for reclamation purposes.

10. NO IMPLIED COVENANTS. No covenants or conditions relating to the exploration or related operations on or in connection with the Property, or the timing thereof, other than those expressly provided in this Agreement, shall be implied. After commencing any exploration or related operations on or in connection with the Property and so long as this Agreement has not been terminated before the expiration of its term, St. Mary may in its sole discretion curtail or cease such operations so long as it continues to make any payments due Owners under this Agreement subject to the provisions of
    Section 17 hereof.

11. PROTECTION FROM LIENS AND DAMAGES. St. Mary shall keep the Property free of liens for labor performed or materials or merchandise furnished for use on the Property under this Agreement, and shall hold Owners harmless from all costs, loss, or damage which may result from any work or operations of St. Mary or its occupancy of the Property.

12. TAXES. Owners shall pay all taxes levied against the Property prior to the date of this Agreement. St. Mary shall pay or reimburse Owners for all taxes levied against the Property during the term of this Agreement.
    In the case of taxes for the calendar year in which this Agreement commences, and for the calendar year in which this Agreement ends, there shall be an apportionment between the parties, St. Mary to bear the proportion of taxes upon the Property applicable to the part of the calendar year included hereunder, and Owners to bear the balance of the taxes. St. Mary shall pay all taxes levied during the term of this Agreement against all buildings, structures, machinery, equipment, personal property, fixtures, and improvements placed upon the Property by St. Mary, and all taxes levied against St. Mary as an employer of labor. All taxes shall be paid when due and before delinquent, but St. Mary shall be under no obligation to pay any tax so long as the tax is being contested in good faith and by appropriate legal proceedings and the nonpayment thereof does not adversely affect any right, title, or interest of Owners in or to the Property.

13. INSURANCE. St. Mary shall carry at all times during the term of this Agreement worker's compensation and other insurance required by state laws and mining regulations.

14.      INSPECTION.

         (a) Owners or their authorized representative may enter on the Property at any reasonable time for the purpose of inspection, but shall enter at Owners' own risk and so as not to hinder unreasonably the operations of St. Mary. Owners shall indemnify and hold St. Mary harmless from any damage, claim, or demand by reason of injury to or the presence of Owners, their agents or representatives on the Property.

         (b) Owners or their authorized representative may, at any reasonable time, inspect any records pertinent and necessary for substantiating the compliance of St. Mary with the provisions of this Agreement.

15.      DATA.

         (a) Upon the execution of this Agreement, Owners shall deliver to St. Mary all drill core, all geological, geophysical, and engineering data and maps, logs of drill holes, results of assaying and sampling, and similar data concerning the Property (or copies thereof) which are in Owners' possession or control.

         (b) Upon the surrender or other termination of this Agreement (except upon exercise of the Option and payment of the full purchase price as provided in Section 6 hereof), St. Mary shall, within sixty days after termination, (i) return to Owners all drill core and original data delivered by Owners to St. Mary which are then in St. Mary's possession or control, and (ii) make available for inspection by Owners all factual geological and geophysical data and maps (not including interpretive data), logs of drill holes, drill core or cuttings and results of assaying and sampling pertaining to the Property which St. Mary has obtained as a result of its exploration work under this Agreement and which are then in St. Mary's possession or control. Upon Owners' request made within ninety (90) days after termination of this Agreement, St. Mary shall at Owners' expense provide Owners with the drill core or cuttings designated by Owners and with copies of any portion of the factual geological and geophysical data and maps (not including interpretive data), logs of drill holes, and results of assaying and sampling, designated by Owners. St. Mary makes no representation or warranty as to the accuracy or completeness of any such data or information, and shall not be liable on account of any use by Owners or any other person of any such data or information. St. Mary shall not be liable for the loss or destruction of any drill core or cuttings.


16. CONFIDENTIALITY. During the term of this Agreement all information obtained by Owners or their authorized representatives from St. Mary or arising out of St. Mary's activities on the Property pursuant to this Agreement shall be kept strictly confidential by Owners and shall not be released to any third party except with the prior written consent of St. Mary.

17.      TERM, TERMINATION AND SURRENDER.

         (a) The term of this Agreement shall be for a period of four (4) years from the date hereof unless sooner surrendered or otherwise terminated, or until the earlier exercise of the Option.

         (b) It is also agreed that a failure by St. Mary to make an option payment within 30 days of the due date therefor as provided in Section 7(b) hereof shall also constitute a termination of this Agreement effective upon the expiration of such 30 day period. Upon the effective date of such termination, all rights of St. Mary under this Agreement except as provided in Sections 18 and 19 hereof shall terminate and all liabilities and obligations of St. Mary hereunder (including the obligation of making any further payments under Section 7(b) hereof) shall likewise thereupon terminate except as provided in Sections 9(c) and 15(b) hereof.

         (c) St. Mary may also at any time terminate this Agreement as to all or any part of the Property by delivering to Owners or by filing for record in the appropriate office (with a copy to Owners) a good and sufficient Surrender of this Agreement. Upon mailing, the Surrender to Owners or to the appropriate office, all rights of St. Mary under this Agreement shall terminate except as provided in Sections 18 and 19 hereof, and all liabilities and obligations of St. Mary under this Agreement shall likewise terminate except as provided in Sections 9(c) and 15(b) hereof and except liability for payments under Section 7(b) hereof that became due prior to the date of such termination.

18. REMOVAL OF PROPERTY. For a period of six months after the termination of this Agreement St. Mary shall have the right (but not the obligation except to the extent set forth in Section 9(c) hereof) to remove from the Property all buildings, structures, machinery, equipment, personal property, fixtures, and improvements owned by St. Mary or erected or placed on or in the Property by St. Mary, except mine timbers in place. St. Mary may keep one or more watchmen on the Property during the six- month period.

19. ACCESS. For as long as necessary after termination of this Agreement, St. Mary shall have the right of access to and across the Property for reclamation purposes.

20. NOTICES. All notices and other communications to either party shall be in writing and shall be sufficiently given if delivered in person or sent by certified or registered mail, return receipt requested, addressed as hereinafter set forth. Notices given by mail shall be deemed delivered as of the date of mailing. Until a change of address is communicated as indicated above, all notices to Owners shall be addressed:

                        c/o George Alfred Moretz
                        1296 9th Street N.W.
                        Hickory, North Carolina 28601


    and all notices to St. Mary shall be addressed:

                        St. Mary Minerals Inc.
                        1776 Lincoln Street, Suite 1100
                        Denver, Colorado 80203

                        Attn: Gregory A. Hahn

21.      ASSIGNMENT.

         (a) The rights of either party hereunder may be assigned in whole or in part without the consent of the other party hereto, subject to the provisions hereinafter set forth. However, no such assignment shall be effective unless and until the assigning party delivers to the non-assigning party a written assumption by assignee of all of the assignor's duties under this Agreement.

         (b) No change or division in the ownership of the Property or the payments provided for herein, however accomplished, shall enlarge the obligations or diminish the rights of St. Mary hereunder. Owners covenant that any change in their ownership shall be accomplished in such a manner that St. Mary shall be required to make payments and to give notices to but one person, firm, or corporation, and upon breach of this covenant, St. Mary may retain all monies otherwise due to Owners until the breach has been cured. No change or division in ownership shall be binding on St. Mary until thirty days after Owners have given St. Mary a certified copy of the recorded instrument evidencing the change or division.

         (c) If St. Mary assigns the whole of or an undivided interest in this Agreement, liability for breach of any obligation hereunder shall rest exclusively upon the holder of the Agreement or of an undivided interest herein who commits the breach. If this Agreement is assigned as to a segregated portion of the Property, default by the holder hereunder of that portion shall not affect the rights of holders hereunder of any other portion.

         (d) If Owners receive a bona fide written offer from an unrelated third party to purchase all or any part of Owners' interest in the Property or in this Agreement, Owners shall first offer the interest to St. Mary stating the interest proposed to be sold or otherwise disposed of, the offering price from such third party and other terms and conditions of sale. St. Mary may accept the offer on the same terms and conditions as such third party offer by notice to Owners given within sixty days following the effective date Owners' offer. If St. Mary does not accept Owners' offer, Owners may sell or otherwise dispose of the interest offered to St. Mary at a price and upon terms and conditions equal to or less favorable to the third party than those offered to St. Mary provided that the sale or other disposition is effectuated within 120 days from the effective date of Owners' offer. Any sale or other disposition shall be subject to the terms of this Agreement, including this subsection
    (d), all of which shall survive the closing, of any such sale in full force and effect. If Owners do not sell or otherwise dispose of the interest offered within 120 days, the provisions of this subsection (d) shall apply to any subsequent third party offer received by Owners.


22. NO TRANSFER OR ENCUMBRANCE. Without St. Mary's prior written consent, neither the Owners nor any Owner during term of this Agreement shall (a) sell, transfer, assign or convey any interest in the Property except in accordance with the provisions of Section 21 (d) hereof; (b) do or fail to do any act or thing which would cause or permit any part of the Property to be pledged, collateralized or stand as security for any matter whatsoever; or (c) enter into any leases or other agreements concerning the Property or any part thereof.

23.      FORCE MAJEURE.

         (a) If St. Mary shall be prevented by Force Majeure from timely performance of any of its obligations hereunder (except the payment of money to Owners), the failure of performance shall be excused and the period for performance and the term of this Agreement shall be extended for an additional period equal to the duration of the Force Majeure. Upon the occurrence and upon the termination of any Force Majeure, St. Mary shall promptly notify Owners. St. Mary shall use reasonable diligence to remedy a Force Majeure, but shall not be required against its better judgment to settle any labor dispute or contest the validity of any law or regulation or any action or inaction of civil or military authority.

         (b) "Force Majeure" means any cause beyond St. Mary's reasonable control, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct operations on or in connection with the Property; unusually severe weather, mining casualty; fire; explosion; flood; insurrection; riot; labor dispute; inability after diligent effort to obtain workmen or material; delay in transportation; acts of God; unavailability of a suitable market for the ores, minerals, concentrates, or other products from the Property; and excessive costs of mining, milling, processing or marketing, or insufficient prices available for the ores, minerals, concentrates, or other products produced from the Property, which render St. Mary's operations uneconomic.

24. SHORT FORM. Contemporaneously herewith, St. Mary and Owners have executed and delivered a Short Form of Agreement. St. Mary may record the Short Form or this Agreement, or both, as it may elect.

25. INUREMENT. All covenants, conditions, limitations, and provisions herein contained apply to and are binding upon the parties hereto, their heirs, representatives, successors, and assigns.

26. MODIFICATION. No modification, variation, or amendment of this Agreement shall be effective unless the modification, variation, or amendment is in writing and is signed by Owners and St. Mary.

27. WAIVER. No waiver of any breach or default under this Agreement shall be effective unless the waiver is in writing and signed by the party against whom the waiver is claimed. No waiver of any breach or default shall be deemed to be a waiver of any other or subsequent breach or default.

28. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties and, except as herein expressly provided, supersedes all previous and contemporaneous agreements, representations, warranties, or understandings, written or oral.

29. CONSTRUCTION. The paragraph headings are for convenience only, and shall not be used in the construction of this Agreement.

30. GOVERNING LAW. The formation, interpretation, and performance of this Agreement shall be governed by the law of the state of Colorado.

31. TIME OF ESSENCE. Except as set forth in Section 23 hereof, time is of the essence in the performance of each and every term, condition, and covenant of this Agreement.

32. TIME COMPUTATIONS. In computing the time permitted or required for performance or payment as provided hereunder, the first day shall be excluded and the last day shall be included. If the last day of any such period is a Saturday, Sunday or legal holiday, the period shall extend to include the next day which is not a Saturday, Sunday, or legal holiday.
    Any performance or payment which must be taken or made under this Agreement must be taken or made prior to 5:00 p.m. (Denver, Colorado time) of the last day of the applicable period provided hereunder for such action, unless another time is expressly specified. All references to time shall be Denver, Colorado time. If a date for performance or payment falls on a holiday or weekend, the time for performance or payment shall be extended to the next business day, and if performance or payment has occurred on such weekend or holiday, it shall be deemed to have occurred on the next business day.

33. INVALIDITY. The invalidity of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.

34. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. If any person named as one of the Owners does not execute this Agreement, it nevertheless shall be binding upon those persons executing it.

35. ADDITIONAL DOCUMENTS. Owners will provide St. Mary with such additional documents as may be necessary to carry out the purposes of this Agreement. If conditions change by reason of conveyances, assignments, or other matters relating to the title to or description of the Property, Owners and St. Mary shall execute amendments of this Agreement and the Short Form of Agreement, and any other documents which may be necessary to reflect such changed conditions.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



/s/ George Alfred Moretz               /s/ Carolyn Moretz Jennings
-----------------------------------    -----------------------------------
George Alfred Moretz                   Carolyn Moretz Jennings



/s/ Helen Moretz Jennings              /s/ Nancy Moretz Burnside
-----------------------------------    -----------------------------------
Helen Moretz Sides                     Nancy Moretz Burnside



                               /s/ Christine Abernethy
                         -----------------------------------
                                 Christine Abernethy


                                       ST. MARY MINERALS INC.



                                       By: /s/ Hugh J. Matheson
                                          --------------------------------
                                          Hugh J. Matheson, President

STATE OF North Carolina      )
                             )SS.
COUNTY OF Caldwell           )


         On this 12 day of November, 1993 before me the undersigned, a notary public, personally appeared George Alfred Moretz known to me (or proved to me on the oath of ______________________ (to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same.


My Commission Expires:

         4-29-96                            /s/ Joan C. Magee
------------------------------              ------------------------------
                                            Notary Public



STATE OF North Carolina      )
                             )SS.
COUNTY OF Catawber           )


         On this 12th day of November, 1993 before me the undersigned, a notary public, personally appeared Carolyn Moretz Jennings known to me (or proved to me on the oath of ________________________ (to be the person whose name is subscribed to the within instrument, and acknowledged that she executed the same.


My Commission Expires:

         8-26-98                            /s/ Lise A. Watkins
------------------------------              ------------------------------
                                            Notary Public

STATE OF North Carolina      )
                             )SS.
COUNTY OF Caldwell           )

         On this 12 day of November, 1993 before me the undersigned, a notary public, personally appeared Helen Moretz Sides known to me (or proved to me on the oath of ___________________________ (to be the person whose name is subscribed to the within instrument, and acknowledged that she executed the same.


My Commission Expires:

         4-29-96                            /s/ Joan C. Magee
------------------------------              ------------------------------
                                            Notary Public


STATE OF North Carolina      )
                             )SS.
COUNTY OF Caldwell           )

         On this 12 day of November, 1993 before me the undersigned, a notary public, personally appeared Nancy Moretz Burnside known to me (or proved to me on the oath of ___________________________ (to be the person whose name is subscribed to the within instrument, and acknowledged that she executed the same.


My Commission Expires:

         4-29-96                            /s/ Joan C. Magee
------------------------------              ------------------------------
                                            Notary Public

STATE OF                     )
                             )SS.
COUNTY OF                    )


         On this 12th day of November, 1993 before me the undersigned, a notary public, personally appeared Christine Abernethy, a widow, known to me (or proved to me on the oath of _______________________ (to be the person whose name is subscribed to the within instrument, and acknowledged that she executed the same.


My Commission Expires:


         4-21-97                            /s/ Linda L. Griggs
------------------------------              ------------------------------
                                            Notary Public


STATE OF Colorado            )
City and                     )SS.
COUNTY OF Denver             )


         The foregoing instrument was acknowledged before me this 11th day of November, 1993, by Hugh J. Matheson the President of St. Mary Minerals Inc., a Colorado corporation, on behalf of the corporation.


My Commission Expires:

      Feb. 14, 1997                         /s/ James C. Robertson
------------------------------              ------------------------------
                                            Notary Public James C. Robertson

                                      EXHIBIT A


              OWNERS
              ------


Name and Address                         % Interest in Property
----------------                         ----------------------

George Alfred Moretz                             12.50%
1296 9th Street NW
Hickory, North Carolina 28601

Carolyn Moretz Jennings                          12.50%
1413 6th Street NW
Hickory, North Carolina 28601

Helen Moretz Sides                               12.50%
7071 Watersedge Drive
Sherrills Ford, North Carolina 28673

Nancy Moretz Burnside                            12.50%
5707 Shady Branch Drive
Chattanooga, Tennessee 37415

Christine Abernethy (a widow)                    50.00%
806 S. College Avenue
Newton, North Carolina 28658

                                      EXHIBIT B

                                      PROPERTIES

    100% interest in and to the following patented mining claims and millsites located in Montrose County, Colorado:

              Red Chief Lode, Mineral Survey No. 13029A
              Cashin, Maude and Titon Lodes,
                   Mineral Survey No. 13030A
              Humboldt, Angell and Bennie Lodes,
                   Mineral Survey No. 13031A
              Red Rock, Red Bird, Michigan and Horseshoe Lodes,
                   Mineral Survey No. 19163
              Malachite Lode, Mineral Survey No. 19164

              Red Chief Millsite, Survey No. 13029B
              Titon Millsite, Survey No. 13030B
              Maude Millsite, Survey No. 13031B